Exhibit 10(t)

            SECOND AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT

     This Second Amendment is dated as of July 20, 1993 among BLOUNT, INC., a Delaware corporation ("Parent"), DIXON INDUSTRIES, INC., a Kansas corporation ("Dixon"), GEAR PRODUCTS, INC., an Oklahoma corporation ("Gear"); Parent, Dixon and Gear each being called "Seller", and collectively, "Sellers", and CONTINENTAL BANK N.A., a national banking association ("Purchaser").

                                Background

     1. Sellers and Purchaser have entered into a Receivables Purchase Agreement, dated as of November 8, 1991, as amended by the First Amendment to Receivables Purchase Agreement, dated as of July 19, 1993, (the "Existing Agreement" and as herein amended by this Second Amendment and further amended or otherwise modified from time to time, called the "Agreement"), pursuant to which Sellers have agreed to sell to Purchaser Undivided Interests (this and other terms not defined herein being used herein as defined in the Existing Agreement).

     2. Dixon has sold to Purchaser Undivided Interests under the Existing Agreement. Purchaser's Investment in Dixon's Undivided
Interests has been reduced to zero, and remains, as of the date hereof, at zero.

     3. Sellers desire to amend the Existing Agreement to suspend Dixon's status as Seller under the Existing Agreement. Sellers also desire to reserve the right to reinstate Dixon as a Seller under the Agreement upon the giving of a reinstatement notice (as hereinafter described) subject to the limits and conditions stated therein and the execution of a new Lock-Box Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

                                 ARTICLE I

                                 AMENDMENT

     The term "Seller" wherever appearing in the Existing Agreement shall refer solely to Blount, Inc. and Gear Products, Inc., and shall not refer to Dixon Industries, Inc., as of the date hereof until the effectiveness of a reinstatement notice described in
Section 2.1.

                                ARTICLE II

                               MISCELLANEOUS

     SECTION 2.1 Reinstatement. Upon the giving of reinstate-ment notice to the Purchaser and the remaining Sellers, substan-tially in the form of Exhibit A to this Second Amendment, and the execution of a new Lock-Box Agreement, Dixon shall be reinstated as a Seller under the Agreement.
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     SECTION 2.2    Termination of Lock-Box.  Purchaser agrees to
terminate the Lock-Box Agreement dated November 5, 1991, among Dixon, the Purchaser and Citizens & Southern National Bank. Purchaser, concurrently with the execution of this Second Amend-ment, is sending to Citizens & Southern National Bank, a termina-tion letter substantially in the form of Exhibit B to this Second Amendment.

     SECTION 2.3 Survival of Certain Sections. Dixon confirms that the rights and remedies set out in the last sentence of
Section 14.04 of the Existing Agreement shall survive against Dixon notwithstanding its suspension as a Seller under the Existing
Agreement.

     SECTION 2.4 Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE PURCHASERS IN THE RECEIVABLES IS GOVERNED BY THE LAWS OF THE JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

     SECTION 3. Confirmation of the Existing Agreement. Except as amended hereby, the Existing Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

     SECTION 4. Execution in Counterparts. This Second Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Second
Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                             BLOUNT, INC.,
                             as a Seller

                             By /s/ Ronald K. Gorland
                               Title:  Treasurer

                             DIXON INDUSTRIES, INC.,
                             as a Seller

                             By /s/ Ronald K. Gorland
                               Title:  Treasurer

                             GEAR PRODUCTS, INC.,
                             as a Seller

                             By /s/ Ronald K. Gorland
                               Title:  Treasurer
                                   Page 63
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                             CONTINENTAL BANK N.A.,
                             as Purchaser


                             By /s/ Kathleen M. Kulla
                               Title:  Vice President
                                   Page 64
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                                 EXHIBIT A
                          NOTICE OF REINSTATEMENT

     Reference is made to the Receivables Purchase Agreement, dated as of November 8, 1991 among Blount, Inc., a Delaware corporation, Dixon Industries, Inc., a Kansas corporation, Gear Products, Inc., an Oklahoma corporation, and Continental Bank N.A., a national banking association as amended and modified from time to time (the "Agreement").

     Dixon Industries, Inc. desires to be reinstated as a Seller under the Agreement effective the date hereof and agrees to be bound by all of the terms thereof applicable to a Seller.

     Dixon hereby makes all the representations and warranties contained in Section VI of the Agreement. Dixon certifies that no Termination Event, or unmatured Termination Event, has occurred and is continuing with respect to Dixon as of the date hereof.

     Dated as of the    day of      , 19  .

                             DIXON INDUSTRIES, INC.,

                             By
                               Title:

Accepted and agreed as of
the date first above written:

BLOUNT, INC.,
as a Seller

By
  Title:

GEAR PRODUCTS, INC.,
as a Seller

By
  Title:

CONTINENTAL BANK N.A.,
as Purchaser

By
          Vice President
                                   Page 65
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January 25, 1994



Citizens & Southern National Bank
P.O. Box 4899
Atlanta, Georgia  30302-4899

     Re:  Dixon Industries, Inc.
          Lock-Box Account No. 008-80-732

Ladies/Gentlemen:

     Reference is made to the letter agreement dated November 5, 1991 (the "Letter Agreement") among Dixon Industries, Inc., the undersigned and you concerning the above described lock-box account (the "Account"). We hereby notify you that, effective as of the date hereof, the Letter Agreement is terminated by the undersigned notwithstanding the fact that the Receivables Purchase Agreement described therein is still in effect; the termination of this Letter Agreement results from the fact that said Receivables Purchase Agreement is now not in effect with respect to Dixon Industries, Inc.

                             Very truly yours,

                             CONTINENTAL BANK N.A.



                             By: /s/ Kathleen M. Kulla
                                Name:  Kathleen M. Kulla
                                Title: Vice President


Accepted and agreed as of
the date first above written:

CITIZENS & SOUTHERN NATIONAL BANK


By: /s/ Lynda M. Schrage
   Name:  Lynda M. Schrage
   Title: Assistant Vice President
                                   Page 66
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